Exhibit (p)(18)

CODE OF ETHICS

General

This is the Code of Ethics of AOT. The Company’s Personal Securities Transactions reporting and Insider Trading Procedures can be found in this Code.

Fiduciary Duty

This Code of Ethics is predicated on the principle the Company owes a fiduciary duty to its clients. A fiduciary is to approach his or her client’s affairs with the same prudence as would be used in the management of his or her own affairs. Fiduciaries are expected to place the interests of the client before their own. Fiduciaries cannot withhold material information from a client that would affect the client’s investment decision. Accordingly, Associated Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, the Company will:

●	Place client interests ahead of the Company’s – As a fiduciary, the Company will serve in its clients’ best interests. In other words, Associated Persons may not benefit at the expense of advisory clients. This concept is particularly relevant when Associated Persons are making personal investments in securities traded by advisory clients.

●	Engage in personal investing that is in full compliance with the Company’s Code of Ethics – Associated Persons must review and abide by the Company’s Personal Securities Transaction and Insider Trading Policies.

●	Avoid taking advantage of your position – Associated Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Company, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

●	Maintain full compliance with the Federal Securities Laws – Associated Persons must abide by the standards set forth in Rule 204A-1 under the Advisers Act [17j-1].

Any questions with respect to the Company’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Associated Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated on an anonymous basis.

Definitions

CCO: Chief Compliance Officer per rule 206(4)-7 of the Advisers Act. The Company has designated John Tinsman as its Chief Compliance Officer.

Associated Person: All directors, officers, and partners of the Company (or other persons occupying a similar status or performing similar functions); employees of the Company; and any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control.

Access Person: Any of AOT’s Associated Persons who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or any Associated Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. If providing investment advice is AOT’s primary business, all of AOT’s directors, officers, and partners are presumed to be access persons. For the avoidance of doubt, all Associated Persons of AOT are Access Persons. For purposes of the Code of Ethics, all Access Persons and Associated Persons are referred to as Associated Persons.

Beneficial Ownership: Associated Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. They have a pecuniary interest in securities if they have the ability to profit, directly or indirectly, from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

●	Securities held by members of Associated Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. Adoptive relationships are included;

●	Associated Person’s interests as a general partner in securities held by a general or limited partnership; and

●	Associated Person’s interests as a manager/member in the securities held by a limited liability company.

Associated Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder, or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Associated Persons of securities held by a trust:

●	Ownership of securities as a trustee where either the Associated Person or members of the immediate family have a vested interest in the principal or income of the trust;

●	Ownership of a vested beneficial interest in a trust; and

●	An Associated Person’s status as a settlor/grantor of a trust unless the consent of all of the beneficiaries is required in order for the Associated Person to revoke the trust.

Reportable Fund: The AOT Growth and Innovation ETF (the ETF) is considered a reportable fund because AOT serves as Sub-Adviser to the ETF.

Reportable Security: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Security does not include (Excepted Securities):

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end funds other than reportable funds; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Conflict of Interest: For the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of a client, the Company, or one or more of its affiliates, as a whole.

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee’s personal account, the Chief Compliance Officer should be consulted.

Personal Account Trading

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for the Company, or in any way seeking personal profits at the expense of the trading conducted for the Company. A trader’s first priority in all trading decisions must be to benefit the Company’s clients.

Private Investment Funds and Distributions

Pre-approval of an investment in a private investment fund is required. Moreover, when an employee is notified by the fund of a distribution of securities, the employee must notify the CCO in order to record the manner of acquisition of the securities. Any subsequent sales of such shares are subject to the trade restrictions outlined in this Code.

Initial Public Offerings

Associated Persons must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of a security in an initial public offering. This restriction ensures that Associated Persons do not cause a violation of applicable broker-dealer rules relating to new issues.

Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for AOT) that violates the law4. In addition, an Associated Person may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the employee’s giving the other party Company business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with the Company’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that policy, but in all instances, it is important to avoid even the appearance of providing business in exchange for personal benefits. Associated Persons are restricted as to the purchase and sale of their personal security holdings to the extent that a Fund advised by the Company holds or is expected to trade the same security. The Code also contains restrictions on, and procedures designed to help prevent inappropriate trading while AOT is in possession of material nonpublic information.

Prohibited, Dishonest, and Unethical Practices

The following activities are expressly prohibited:

●	Recommending to the ETF the purchase, sale, or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the ETF;

●	Borrowing or loaning money or securities from or to a client unless the client is a broker-dealer, an affiliate of the Company, or a financial institution engaged in the business of loaning funds;

●	Misrepresenting to any client, or prospective client, the qualifications of the Associated Person, or misrepresenting the nature of the advisory services being offered or fees to be charged for such service;

[4]	For example, an Associated Person may not trade on the basis of material nonpublic information.

●	Guaranteeing a client that a specific result will be achieved with advice rendered;

●	Engaging in any act, practice, or course of business which is fraudulent, deceptive, manipulative, or unethical; or

●	Engaging in conduct or any act, indirectly or through or by any other person, which would be unlawful for such person to do directly under the provisions of the Advisers Act and any rule or order thereunder.

Conflicts of Interest

The Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Associated Persons must strive to avoid any activity or a personal interest that presents a “conflict of interest.” A conflict of interest may arise if the Associated Person’s personal interest interferes, or appears to interfere, with the interests of the Company or its clients. A conflict of interest can arise whenever an Associated Person takes action or has an interest that makes it difficult for him/her to perform his/her duties and responsibilities at the Company honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

●	Associated Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly, or indirectly, as a result of such transactions, including by purchasing or selling such securities.

●	Associated Persons are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the Associated Person may not participate in any decision-making process regarding the securities of that issuer.

Spread of False Information

AOT unequivocally prohibits and forbids all Associated Persons from communicating or transmitting “false rumors” or other information regarding any Fund, portfolio investment, or any registered security which such Associated Person does not know or reasonably believe to be true to any person outside of AOT for any reason.

If the CCO, upon due investigation, finds that any Associated Person has engaged in the spread of false rumors or information as described above, the CCO may recommend sanctions including, but not limited to, dismissal of the person or persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities.

Gifts and Entertainment

Associated Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Associated Persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Company or the Associated Person.

No Associated Person may receive any gift, service, or other thing of more than de minimis value of from any person or entity that does business with or on behalf of the Company. No Associated Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Company without written pre-approval by the CCO. Gifts received from or given to the same source valued at $100.00 or less will be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also will be considered to be of de minimis value.

No Associated Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity, that does business with or on behalf of the Company.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Associated Persons must not offer, give, solicit, or receive any form of bribe or kickback.

Political Contributions

SEC Rule 206(4)-5 restricts contributions and solicitation practices of investment advisers and their affiliates. Specifically, the Rule prohibits an investment adviser from providing advisory services to any state or local government entity, for two years, if that investment adviser or any “Covered Associate” has made a contribution to a public official who is in a position to influence the award of that advisory service contract. The Rule further prohibits an investment adviser, or a Covered Associate, from paying directly or indirectly any person to solicit a government entity for advisory services on behalf of the adviser unless such person is: a registered investment adviser representative, or an executive officer, general partner, managing member or an employee of the adviser.

A “Covered Associate” includes: (1) any general partner, managing member or executive officer of the Company, (2) any employee who solicits a governmental entity on behalf of AOT and anyone directly or indirectly supervising such employee, and (3) any political action committee controlled by AOT or one of its Covered Associates.

“Contribution” means any gift, subscription, loan, advance, or deposit of money, or anything of value made for:

●	the purpose of influencing any election for federal, state, or local office;

●	the payment of debt incurred in connection with any such election;

●	transition or inaugural expenses incurred by a successful candidate for state or local office; or

●	charitable donations and contributions to a political action committee (PAC).

For purposes of this policy, all Associated Persons are deemed to be Covered Associates. It is AOT’s policy that no Covered Associate is permitted to make a political contribution to any candidate, officeholder, political party, or PAC.

Confidentiality

Associated Persons must respect the confidentiality of information acquired in the course of their work and must not disclose such information, except when they believe they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Associated Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Company.

Service on a Board of Directors and Other Outside Interests

Associated Persons must not serve on the board of directors of publicly traded companies without the prior authorization of the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of the Company, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Associated Persons must obtain prior approval from the CCO for any outside business activity that was not already underway at the time this policy was first adopted. Pre-approval should be requested by submitting an e-mail to the CCO detailing the contemplated outside activity, anticipated time commitment, compensation, and disclosure of any potential conflicts of interest associated with the activity.

An outside activity or interest may never:

●	Present a substantial risk of confusing clients or the public as to the capacity in which the Associated Person is acting;

●	Pose a reputational risk for AOT;

●	Inappropriately influence an Associated Person’s business dealings or otherwise create a conflict of interest vis-à- vis the interests of AOT or clients; and/or

●	Involve use of AOT’s client, or proprietary information.

On an annual basis, Associated Persons must review and certify to outside business activities. See Appendix 3 for the Outside Business Activities Disciplinary Form. At all times, Associated Persons should ensure that their outside business activities do not present a risk of a conflict of interest for AOT, and that the Associated Person is clear that they are not acting or providing advice on behalf of AOT.

The CCO may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received. The CCO will review each reported outside business activity and decide whether such activity must be restricted, monitored, and/or disclosed by AOT. Associated Persons are advised to consult the CCO with any questions as to whether an outside activity or interest is reportable under this policy.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from all Prohibitions on a case-by-case basis. Any request for such consideration must be submitted to the CCO in writing. Exceptions will only be granted in those cases in which the CCO determines that granting the request will not create any potential, apparent, or actual conflicts of interest.

Personal Securities Transactions Procedures and Reporting

Important Note: to the extent the CCO is the only Associated Person of AOT, the CCO is expected to follow the guidelines outlined below but is not required to seek pre-approval from a third party.

1. 90-Day Hold. To deter market timing, Associated Persons are required to hold any sub-advised ETFs they purchase for a period of 90 days. This restriction applies to accounts for which Associated Persons have a direct or indirect beneficial interest, including household members.

2. 7-Day Blackout Rule. Associated Persons are prohibited from executing a transaction on behalf of themselves or another Associated Person within seven days of any client having a pending buy or sell order in the same or an equivalent security and until such time as that order is executed or withdrawn. Individual securities within a client portfolio may not be available seven days prior to execution. In this case, the Associated Person is free to submit the trade for pre-clearance or execute the trade if it is exempt from pre-clearance per the terms below. Nevertheless, a personal trade by any Associated Person shall not prevent a portfolio from trading in the same or an equivalent security on behalf of clients. However, such a transaction shall be subject to independent review by the CCO. For example, if AOT is rebalancing the ETF and identifies Apple (AAPL) as a target for the following day’s execution, that security is now under the 7-Day Rule and cannot be purchased until the AAPL trade settles.

3. Exemptions Related to 90-Day Hold and 7-Day Blackout Rule. Any security that is not held by ETF is not subject to the 90 Day Hold Period or the 7-Day Blackout Period. With respect to other 90-day holding period requirement waivers, only certain limited exceptions will be approved including, but not limited to, hardships and extended disability. Exceptions must be approved by the CCO prior to execution.

4. Preclearance of Securities. Associated Persons must preclear all personal securities transactions with the exception of those identified in the list below. All approved orders must be executed within 48 hours of preclearance approval, unless the CCO instructs otherwise. If any order is not timely executed, a request for preclearance must be resubmitted. Exceptions to the requirement to resubmit preclearance requests may be granted in advance by the CCO for unusual circumstances.

The following are exempt from preclearance:

●	Non-proprietary, open-end mutual funds and ETFs (e.g., mutual funds and ETFs not managed, advised, or sub- advised by AOT).

●	Broad based index and commodity options and futures.

●	Fixed income securities less than $100,000 over a 30-day period.

●	Any transactions in individual equity securities, with a market cap of $1billion or more, are exempt from pre- trade clearance up to 500 shares.

●	Discretionary accounts managed externally by an independent third party (e.g., an external investment adviser with discretionary authority).

●	Exceptions by prior written approval.

●	Automatic investment/withdrawal programs and automatic rebalancing as part of a model portfolio managed by AOT.

5. IPOs are Prohibited. No Associated Person or Related Person thereof may acquire any security in an Initial Public Offering (IPO). For purposes of this policy, an IPO does not include offerings of government or municipal securities.

6. Preclearance Required for Limited Offerings and Private Placements. Securities issued in limited offerings and private placements5 (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired by an Associated Person or Related Person thereof with the advance written approval of the CCO. A request for approval of a private placement or limited offering should generally be submitted at least one week in advance of the proposed date of investment. An Associated Person need not pre-clear any private placement investments in which such Associated Person’s only “beneficial ownership” is through the general partner of a Fund sponsored by AOT or its affiliates. Certain limited partnership investments may not be securities, such as a partnership created to invest in a building. Associated Persons are urged to consult the CCO with any questions about limited offerings. Preclearance does not preclude subsequent reporting of transactions.

7. Cryptocurrencies. A cryptocurrency is a digital asset designed to work as a medium of exchange that uses strong cryptography to secure financial transactions, control the creation of additional units, and verify the transfer of assets. There is some debate as to whether cryptocurrencies are securities. If there is a centralized third party, along with purchasers of a cryptocurrency with an expectation of a return, then the transaction should be considered a securities transaction. Bitcoin is not deemed to be a security because it is decentralized: there is no central party whose efforts are a key determining factor in the enterprise. In addition, ether is also not a security because the Ethereum network is also decentralized. Associated Persons are not required to pre-clear, or report transactions or holdings related to cryptocurrencies which are not deemed to be securities.

Cryptocurrencies that are deemed to be securities and Initial Coin Offerings (ICOs) are included in the definition of a covered security. If there is any question by an Associated Person as to whether a security is “covered” under this Code, s/he should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

[5]	A Private Placement, also known as an unregistered offering, is the purchase of any security or offering exempt from the Securities Act of 1933.

8. Preclearance Required for Option Writing. Associated Persons must preclear any option writing with the CCO.

9. Short Selling Restrictions. Associated Persons and Related Persons are prohibited from selling short any security which is owned in a client portfolio.

10. Investment Clubs are Prohibited. Associated Persons and Related Persons are prohibited from participating in investment clubs.

11. Trustee Arrangements. Associated Persons must receive pre-approval from the CCO before accepting a trustee position for any person or entity.

12. Prohibition on Trading Securities on the Restricted Security List. AOT may from time to time establish a Restricted Security List that includes certain securities where AOT has, or may receive, material nonpublic information about such companies because of a special relationship between AOT or an Associated Person and such companies or otherwise. No Associated Persons or Related Person thereof can trade or invest in any securities listed on the Restricted Security List without the prior consent of the CCO. This restriction covers all instruments of the issuer, including equity, debt, and derivative instruments.

If any Associated Person or Related Person thereof already holds a security that is on the Restricted Security List and has not received consent from the CCO, such Associated Person or Related Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All Associated Persons are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any Associated Person with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except Related Persons to facilitate their compliance with this policy) without the authorization of the CCO.

The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by Associated Persons and their respective Related Persons that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.

13. Restrictions on Disclosures. You may not disclose any nonpublic information (whether or not it is material) relating to AOT or securities transactions on behalf of clients to any person outside AOT (unless such disclosure has been authorized by AOT). You may not communicate material, nonpublic information to anyone, including persons within AOT, except as permitted by this Code and related policies outlined in this Manual. All material, nonpublic information must be secured. For example, access to files containing material, nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not pertain to information of a sensitive or confidential nature. Disclosure restrictions are not intended to preclude an Associated Person’s rights under the Whistleblower Policy, outlined below.

The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within his discretion.

Each Associated Person is solely responsible for any violation of this Code by a Related Person thereof.

Pre-Clearance Procedure

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

●	Pre-clearance requests must be submitted by the requesting Associated Person to the CCO in writing (see Appendix 4 for the Pre-Approval Form: Personal Securities Transaction). The request must describe in detail what is being requested and any relevant information about the proposed activity.

●	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.

●	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.

●	Records of all pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Reporting Requirements

Initial Personal Securities Account Report

No later than ten (10) days after the person becomes an Access Person and annually thereafter, every Access Person must file a personal securities account report containing the information specified in Appendix 5, the Personal Securities Account Certification.

Initial and Annual Holdings Reports

No later than ten (10) days after the person becomes an Access Person and annually thereafter, every Access Person must file a holdings report containing the following information:

●	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

●	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

See Appendix 6 for the Personal Holdings Certification. The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

Quarterly Reports

No later than thirty (30) days after the end of calendar quarter, every Access Person must file transaction reports containing the following information:

●	For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

●	The nature of the transaction (e.g., purchase, sale)

●	The price of the security at which the transaction was effected

●	The name of any broker, dealer or bank with or through the transaction was effected; and

●	The date that the report is submitted by the Access Person.

See Appendix 7 for the Quarterly Personal Securities Transactions Report. Access Persons may use duplicate brokerage confirmations and account statements, provided that all of the required information is contained in those confirmations and statements, and the Access Person submits Appendix 7 confirming that AOT is in receipt of all confirmations and statements.

Exceptions from Reporting Requirement

Initial, annual, and quarterly reporting is not required for any account over which an Associated Person or a Related Person has no direct or indirect influence or control. However, each Associated Person must report the existence of such an account to the CCO. The CCO has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control, including to direct the adviser or broker to the account to provide an affirmative certification that the Associated Person or Related Person has no direct or indirect influence or control. Each Associated Person must certify annually that he or she, or a Related Person when applicable, does not have direct or indirect influence or control over the account. If the Associated Person’s level of discretion changes relative to a non-discretionary account, the CCO must be notified immediately. All related documentation pertaining to a personal account exemption will be maintained by the CCO pursuant to AOT’s Books and Records policy.

The reporting requirements of this section of this Code of Ethics do not apply to transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

The reporting requirements of this section of this Code of Ethics do not apply to transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Furthermore, accounts restricted solely to the purchase and sale of mutual funds (to include ETFs), 529 College Savings Plans, and 403b/401k plans are not subject to this policy and do not require disclosure or quarterly reporting. However, if the accounts described above can trade other securities, (e.g., individual equity names or ETF), those accounts are subject to the policy even if it holds only mutual funds.

Responsibility to Report

All reports must be filed with the CCO or her named designee. The responsibility for taking the initiative to report is imposed on each Associated Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Associated Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated AOT’s Code of Ethics and may be subject to disciplinary action.

Monitoring of Personal Securities Transactions

The Company is required by the Advisers Act to review Associated Persons’ personal securities transactions and reports periodically. The CCO is responsible for reviewing these. To avoid self-review if the CCO is not the only Associated Person, another officer of the Company is responsible to review transactions and reports and approve pre-clearance requests submitted by the CCO.

Confidentiality

Associated Persons must report personal securities accounts and holdings to the CCO as outlined herein. It is the intent of the CCO to regard and preserve information pertaining to Associated Person personal trading activities as confidential in nature. However, in certain circumstances, AOT may be authorized to disclose such information as required by law enforcement or regulatory inquiry and under any circumstances wherein AOT deems disclosure to be reasonably necessary to prevent fraud, unauthorized transactions, liability, or to respond to judicial process or subpoena.

Certification of Compliance

Initial Certification

The Company is required to provide all Associated Persons with a copy of the Code. All Associated Persons are to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with its terms.

Acknowledgement of Amendments

The Company must provide Associated Persons with any amendments to the Code and Associated Persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification

All Associated Persons must annually certify that they have read, understood, and complied with the Code of Ethics and that the Associated Persons has made all of the reports required by the Code and has not engaged in any prohibited conduct.

The CCO will maintain records of these certifications of compliance.

Reporting Violations

All Associated Persons must report violations of the Company’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, Associated Persons may report directly to the Company’s Management. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

●	noncompliance with applicable laws, rules, and regulations;

●	fraud or illegal acts involving any aspect of the Company’s business;

●	material misstatements in regulatory filings, internal books and records, clients records or reports;

●	activity that is harmful to clients; and

●	deviations from required controls and procedures that safeguard clients and the Company.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

The CCO is responsible for training and educating Associated Persons regarding the Code. Training will occur periodically as needed and all Associated Persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

The CCO will ensure that the Company maintains the following records in a readily accessible place:

●	A copy of each Code of Ethics that has been in effect at any time during the past five years;

●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Associated Person. These records must be kept for five years after the individual ceases to be an Associated Person of the Company;

●	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

●	A list of the names of persons who are currently, or within the past five years were, Associated Persons;

●	A record of any decision and supporting reasons for approving the acquisition of securities by Associated Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

●	A record of any decisions that grant employees or Associated Persons a waiver from or exception to the Code.

Annual Review

The CCO will review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.

Sanctions

Any violations discovered by or reported to the CCO will be reviewed and investigated promptly. Such report will include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation will be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. The CCO may impose such sanctions for violation of this Code of Ethics, as he deems appropriate, including, but not limited to:

●	Letter of censure;

●	Suspension or termination of the employment;

●	Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

●	Referral to law enforcement or regulatory authorities in serious cases.